EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

TERRA PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Class A Common Stock; Class B Common Stock (2)	457(d)	3,600,000 (2)	$13.14 (3)	$47,304,000	$ 0.00011020	$5,213

(1)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(d) under the Securities Act.

(2)	3,600,000 shares of the common stock of Terra Property Trust, Inc., consisting of any combination of shares of Class A Common Stock, $0.01 par value per share, and Class B Common Stock, $0.01 par value per share.

(3)	The offering price per share is equal to the book value per share of Terra Property Trust, Inc’s common stock as of September 30, 2022.